EXHIBIT 11.1




                          NORTEK, INC. AND SUBSIDIARIES
          CALCULATION OF SHARES USED IN DETERMINING EARNINGS PER SHARE


                                         1994           1993        1992
                                         ----           ----        ----
Calculation of the number of shares to
be used in computing earnings per share:

Weighted average common and special
 common shares issued during the
 period                                16,609,828   16,598,819   16,542,132

Less average common and special common
 shares held in the Treasury           (4,066,611)  (4,066,602)  (3,965,771)

                                      ----------     ----------   ----------
Weighted average number of common and
 special common shares outstanding
 during the period                     12,543,217   12,532,217   12,576,361

Dilutive effect of stock options
 considered common stock                  163,894       90,215       69,043

                                      ----------     ----------   ----------
Weighted average number of common and
 common equivalent shares outstanding
 during the period                     12,707,111   12,622,432   12,645,404
                                      ==========     ==========   ==========

Calculation of the number of shares to
be used in computing fully diluted
earnings per share:

Weighted average number of common and
 special common shares outstanding
 during the period                     12,543,217   12,532,217   12,576,361

Dilutive effect of stock options
 considered common stock equivalents
 computed under the treasury stock
 method using the greater of the
 price at the end of the period or
 the average price during the
 period                                   206,305      109,571       78,552

Dilutive effect of assuming conversion
 of the Company's 7-1/2% convertible
 debentures                               394,792      720,507      755,971
                                       ----------   ----------   ----------
                                       13,144,314   13,362,295   13,410,884
                                       ==========   ==========   ==========

Note: Earnings (loss) per share calculations for the years ended December 31, 1993 and 1992 do not include the effect of common stock equivalents or convertible debentures (and the reduction in related expense) because the assumed exercise of stock options and the conversion of debentures is anti-dilutive for the net loss per share amounts.